Exhibit 24

POWER OF ATTORNEY

Each of the undersigned hereby appoints Samuel S. Hinrichsen and Luis E. Rojo and each of them individually, the true and lawful attorney or attorneys of the undersigned, with substitution and resubstitution, to execute in his or her name, place and stead in his or her capacity as an officer or director or both of Stepan Company, a Delaware corporation, the Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2024, and any amendments or supplements thereto, and all instruments necessary or incidental in connection therewith, and to file or cause to be filed such Annual Report and related documents with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform, in the name and on behalf of the undersigned, every act whatsoever necessary or desirable to be done in the premises, as fully as all intents and purposes of the undersigned could do in person. The undersigned hereby ratifies and approves the actions of said attorneys and each of them.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this day of February 26, 2025.

/s/ F. Quinn Stepan, Jr.
F. Quinn Stepan, Jr.

/s/ Luis E. Rojo
Luis E. Rojo

/s/ Samuel S. Hinrichsen
Samuel S. Hinrichsen

/s/ Lorinda A. Burgess
Lorinda A. Burgess

/s/ Randall S. Dearth
Randall S. Dearth

/s/ Joaquin Delgado
Joaquin Delgado

/s/ Susan M. Lewis
Susan M. Lewis

/s/ Jan Stern Reed
Jan Stern Reed

/s/ Edward J. Wehmer
Edward J. Wehmer